                                                                    EXHIBIT 12.1

                              LSI LOGIC CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (AMOUNTS IN MILLIONS OF DOLLARS)

                                                    Year ended December 31,
                                         ---------------------------------------------
                                           1999          2000        2001       2002        2003
                                         --------     ----------  ---------   --------    --------
Pre-tax income (loss) from
    continuing operations
    before adjustment for
    minority interests in
    consolidated subsidiaries
    or income or loss from
    equity investees                     $  224.2     $    379.8  $(1,030.4)  $ (290.4)     (284.4)

Add: Amortization of
    capitalized interest                      2.8            2.7        2.7        2.6         2.6

Less: Interest capitalized                      -              -          -          -           -
                                         --------     ----------  ---------   --------    --------
    Subtotal                                227.0          382.5   (1,027.7)    (287.8)     (281.8)
                                         --------     ----------  ---------   --------    --------
Fixed charges:

    Interest expensed and
    capitalized and
    amortization of debt
    discounts and premiums
    on all indebtedness                      40.0           41.6       44.6       52.0        30.7

    Interest on rental expenses              13.0            7.8       16.5        3.5        16.7
                                         --------     ----------  ---------   --------    --------
    Total fixed charges                      53.0           49.4       61.1       55.5        47.4
                                         --------     ----------  ---------   --------    --------
Earnings                                 $  280.0     $    431.9  $  (966.6)  $ (232.3)   $ (234.4)
                                         --------     ----------  ---------   --------    --------
Ratio of earnings to fixed charges            5.3            8.7          -          -           -
                                         ========     ==========  =========   ========    ========